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                                                               Exhibit (a)(1)(L)


                           (THE VANGUARD GROUP LOGO)


       FREQUENTLY ASKED QUESTIONS ("FAQ") REGARDING THE COX COMMON STOCK
        FUND IN THE COX COMMUNICATIONS, INC. SAVINGS AND INVESTMENT PLAN

As you may know, Cox Enterprises, Inc. through its wholly owned subsidiary Cox Holdings, Inc. and Cox Communications, Inc. ("CCI") have announced a joint tender offer to acquire all outstanding shares of Class A common stock of CCI. This affects you if you are invested in the CCI Common Stock Fund (the "Stock Fund") in the Cox Communications, Inc. Savings and Investment Plan (the "Plan"). This FAQ contains certain information regarding how the tender offer may affect your balance in the Stock Fund under the Plan. You are advised to read the "Offer to Purchase" dated November 3, 2004 and the related Solicitation/Recommendation Statement included with these materials because they contain important information.

Q1:   DOES THE TENDER OFFER AFFECT THE SHARES OF CCI COMMON STOCK HELD IN THE
      PLAN?

A1: Yes. The tender offer to CCI common stockholders is being made for all outstanding shares of CCI Class A common stock not owned by Cox as explained in the enclosed materials, including all shares allocated to you and others in the Plan.

Q2:   HOW MUCH WILL BE PAID FOR SHARES OF CCI COMMON STOCK?

A2: All CCI common stockholders (including the Plan) will be paid $34.75 per share in cash.

Q3:   WHAT WILL HAPPEN TO THE STOCK FUND DURING THE TENDER OFFER PROCESS?

A3: The Stock Fund will be "frozen" for administrative purposes beginning at 4 p.m., Eastern time, on Tuesday, November 30, 2004, or, if the tender offer is extended, 4 p.m., Eastern time, on the date that is two business days prior to the expiration date of the tender offer. During this freeze period, no transactions for the Stock Fund will be processed, including purchases, exchanges, withdrawals, loans, and final distributions. This period is necessary to tally elections, and--if the tender offer conditions are satisfied--process the transaction. For those who did not tender shares, exchanges out of the Stock Fund will be permitted to the extent there is a market for CCI Class A common stock starting the business day after the expiration date of the tender offer.

Q4: WILL I CONTINUE TO RECEIVE CONTRIBUTIONS TO THE STOCK FUND WHILE THE TENDER OFFER IS BEING CONSIDERED?

A4: Yes. Until the freeze period begins at 4 P.M., EASTERN TIME, ON TUESDAY, NOVEMBER 30, 2004 (or, if the tender offer is extended, 4 p.m., Eastern time, on the date that is two business days prior to the expiration date of the tender offer), you will continue to receive contributions to the Stock Fund in accordance with the Plan provisions. Once the freeze period begins, no additional purchase of shares will be accepted. If the tender offer is successful, contributions made to the Stock Fund after the freeze period, will be automatically redirected to Vanguard(R) Federal Money Market Fund. PLEASE NOTE: Because of payroll and posting schedules, some contributions may not be credited to your Plan account before the freeze period begins. In that case, during the freeze period as well as if the offer is successful, the contributions will be redirected to Vanguard Federal Money Market Fund.


                                                                       Continued


                             Institutional Division
          Post Office Box 2900, Valley Forge, Pennsylvania 19482-2900
                       (800) 523-1036 - www.vanguard.com
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Q5:   MAY I CONTINUE TO MAKE CHANGES TO MY ASSET MIX WHILE THE TENDER OFFER IS
      BEING CONSIDERED?

A5: Yes. Until the freeze period begins at 4 p.m., Eastern time, on Tuesday, November 30, 2004 (OR, IF THE TENDER OFFER IS EXTENDED, 4 P.M., EASTERN TIME, ON THE DATE THAT IS TWO BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE TENDER OFFER), you may continue to make changes in your asset mix, including movement of assets in or out of the Stock Fund. If you submit instructions to Vanguard to tender your shares but you move all of your assets out of the Stock Fund before Tuesday, November 30, 2004, your tender instructions will be disregarded.

Q6:   WHAT HAPPENS IF I TENDER MY SHARES AND THE TENDER OFFER IS SUCCESSFUL?

A6: If you tender shares of CCI common stock in your Plan account, the cash proceeds will be invested in Vanguard Federal Money Market Fund in your Plan account. It is expected that the proceeds will be received promptly after the tender offer expires.

      After the freeze period ends, you may then log on to WWW.VANGUARD.COM or call Vanguard's VOICE(R) Network or a Vanguard(R) Participant Services associate at 1-800-523-1188 if you would like to review your account or rebalance your asset mix in the Plan.

Q7:   WHAT IF I DO NOT TENDER MY SHARES AND THE TENDER OFFER IS SUCCESSFUL?

A7: For those who do not tender shares, exchanges out of the Stock Fund will be permitted to the extent there is a market for CCI Class A common stock starting the business day after the expiration date of the tender offer. If the tender offer is successful, subject to certain conditions explained in the offer materials, all remaining Class A common stock of CCI will be acquired through a merger in which all shares which are not tendered in the tender offer will be converted into the right to receive $34.75 in cash. The acquisition of remaining shares through that merger may occur quickly following the end of the tender offer or may take significantly longer to complete depending upon how many shares are tendered in the offer. Following completion of the merger, the cash proceeds will be invested in Vanguard Federal Money Market Fund in your Plan account.

      After the merger is consummated, you may then log on to WWW.VANGUARD.COM or call Vanguard's VOICE Network or a Vanguard Participant Services associate at 1-800-523-1188 if you would like to review your account or rebalance your asset mix in the Plan.

Q8: IF THE TENDER OFFER IS SUCCESSFUL AND I RECEIVE CASH IN VANGUARD FEDERAL MONEY MARKET FUND, HOW SOON CAN I MOVE THESE PROCEEDS TO ANOTHER FUND?

A8: Once the proceeds are invested in your Plan account as described above in Q6 & Q7, you are permitted to make exchanges in accordance with your plan provisions. You may log on to WWW.VANGUARD.COM or call Vanguard's VOICE Network or a Vanguard Participant Services associate at 1-800-523-1188 if you would like to review your account or rebalance your asset mix in the Plan.

Q9:   WHAT WILL HAPPEN TO MY TENDERED SHARES IF THE TENDER OFFER IS NOT
      SUCCESSFUL?

A9: Your shares will not be surrendered for cash and will remain in the Stock Fund.

Q10:  WHAT WILL HAPPEN TO THE STOCK FUND IF THE TENDER OFFER IS NOT SUCCESSFUL?

A10: If the tender offer is not successful, the Stock Fund will continue to accept new contributions and will continue its normal operations unless you are otherwise notified.


                                                                       Continued
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Q11:  WHAT IF I WANT TO CHANGE MY TENDER INSTRUCTIONS?

A11: You may change your tender instructions by sending new tender instructions to Vanguard. Your new Tender Offer Instruction Form with any changes must be received by the Plan Deadline (12:00 noon Eastern time on Monday, November 29, 2004). If you need an additional Tender Offer Instruction Form, you may obtain one by calling Vanguard Participant Services at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time. If you make changes prior to the Plan Deadline, the latest received Tender Offer Instruction Form will determine your instruction to Vanguard.

Q12:  WHOM DO I CALL IF I HAVE ADDITIONAL QUESTIONS?

A12: You may direct questions and requests for assistance regarding the tender offer to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of the "Offer to Purchase" dated November 3, 2004, and other tender offer materials that have been filed with the U.S. Securities and Exchange Commission from the Information Agent as set forth below, and they will be furnished promptly at no expense to you. The Information Agent for the tender offer is:

                             D. F. King & Co., Inc.
                                 48 Wall Street
                               New York, NY 10005
                          Call Toll-Free 1-800-549-6697

      If you have any questions on how to provide tender instructions to Vanguard or need a Tender Offer Instruction Form for your shares in the Plan, call Vanguard Participant Services at 1-800-523-1188, Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

      If you would like to make investment changes, log on to WWW.VANGUARD.COM, or call Vanguard at 1-800-523-1188. The VOICE Network is available 24 hours a day and Participant Services associates are available Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

The Vanguard Group

For more information about any fund, including investment objectives, risks, charges, and expenses, call The Vanguard Group at 1-800-523-1188 to obtain a prospectus. The prospectus contains important information about the fund. Consider and read the prospectus information carefully before you invest. You can also download Vanguard fund prospectuses at www.vanguard.com.

The Vanguard Group, Vanguard, VOICE, and the ship logo are trademarks of The Vanguard Group, Inc. All other marks are the exclusive property of their respective owners.

(C) 2004 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. 38034-1 062004